Exhibit 99.1
Crescent Energy Reports Fourth Quarter and Full Year 2025 Results

Houston, February 25, 2026 – Crescent Energy Company (NYSE: CRGY) ("Crescent" or the "Company"), today announced financial and operating results for the fourth quarter and full year 2025. A supplemental slide deck can be found at www.crescentenergyco.com. The Company plans to host a conference call and webcast at 10 a.m. CT on Thursday, February 26, 2026. Details can be found in this release.

Full Year 2025 Highlights
–Strong financial performance, exceeding expectations across all key metrics; $1.7 billion of Operating Cash Flow and $856 million in Levered Free Cash Flow(1)
–Transformed the Crescent portfolio through approximately $5 billion of acquisitions and divestitures, recycling capital into higher-return, scalable assets at compelling valuations and establishing attractive positions across three premier basins
–Achieved record annual production of 260 MBoe/d and approximately 15% year-over-year improvement in well costs, reflecting our proven model of buying assets and making them better
–Implemented Crescent's proven operational playbook on the acquired Permian assets, right-sizing capital intensity and increasing annual synergy target by 100%
–Introduced Crescent Royalties, enhancing capital allocation and financial flexibility for our minerals and royalties portfolio; announced two complementary Eagle Ford acquisitions, further strengthening and scaling the platform
–Strengthened the balance sheet, exiting the year with approximately $2 billion of liquidity and a six-year weighted average maturity
–Announced updated $400 MM buyback authorization to provide flexibility to act opportunistically during periods of market dislocation

"2025 was a transformational year, and our value proposition has never been more compelling," said Crescent CEO David Rockecharlie. "Today, we operate scaled positions across three premier basins – the Eagle Ford, the Permian and the Uinta, complemented by a world-class minerals platform, and we believe there is significant upside embedded in our business.”

Fourth Quarter 2025 Financial and Operating Results
Fourth quarter production averaged 268 MBoe/d (approximately 39% oil and 58% liquids), with 106 Mbo/d of oil production. The Company drilled 33 gross operated wells (25 in the Eagle Ford, 6 in the Permian and 2 in the Uinta), brought online 22 gross operated wells (all in the Eagle Ford) and incurred capital expenditures (excluding acquisitions) of $226 million during the quarter.

Crescent reported $9 million of net income and $131 million of Adjusted Net Income(1) in the fourth quarter. The Company generated $536 million of Adjusted EBITDAX(1), $371 million of Operating Cash Flow and $239 million of Levered Free Cash Flow(1) for the period, supported by disciplined capital spending and strong operational execution.

Full Year 2025 Financial and Operating Results
Crescent reported $167 million of net income and $470 million of Adjusted Net Income(1) for the year. The Company generated $2.1 billion of Adjusted EBITDAX(1), $1.7 billion of Operating Cash Flow and $856 million of Levered Free Cash Flow(1) for the year, supported by disciplined capital spending and strong operational execution. Full year 2025 production averaged 260 MBoe/d (approximately 40% oil and 58% liquids), with 104 Mbo/d of oil production. Full year results exceeded previously announced 2025 guidance expectations, which were enhanced multiple times in 2025 to reflect acquisitions, non-core divestitures and continued operational outperformance.

As of December 31, 2025, the Company had a Net LTM Leverage(1) ratio of 1.5x and approximately $2 billion of liquidity, inclusive of divestiture proceeds reflected in Restricted Cash. Subsequent to year end, the Company utilized the $714 million of divestiture proceeds to reduce borrowings under its revolving credit facility, resulting in no material borrowings outstanding on its $2.0 billion elected commitment.

Acquisitions and Divestitures
Crescent transformed its portfolio through approximately $5 billion of acquisitions and divestitures in 2025. Our investing and divesting activity materially upgraded the quality and scale of the Company's portfolio, demonstrating our ability to compound value by recycling capital out of non-core positions into higher-return, scalable assets where we can apply our operational playbook.

In 2025, Crescent completed approximately $4 billion of accretive acquisitions. On January 31, 2025, Crescent closed the accretive acquisition of the Central Eagle Ford assets for upfront consideration of $905 million, consisting of $830 million in cash and approximately 5.5 million shares of Common Stock, plus future oil price contingent consideration, subject to customary purchase price adjustments. On July 31, 2025, Crescent closed the accretive acquisition of complementary minerals assets for approximately $72 million, further scaling Crescent's existing minerals portfolio. On December 15, 2025, Crescent closed the accretive acquisition of Vital Energy in the Permian for approximately $3.1 billion, inclusive of net debt assumed in the acquisition, through an all-stock transaction that was accretive across all key metrics and delivered immediate and sustainable value for shareholders.

On February 25, 2026, Crescent announced two Eagle Ford minerals acquisitions for a total of approximately $355 million in cash, further strengthening Crescent's minerals portfolio with durable cash flow and increased exposure to world class undeveloped resource in a core Crescent operating basin. The transactions closed in the first quarter of 2026.

In 2025, Crescent closed more than $900 million in accretive non-core divestitures, including the whole of Crescent's Barnett, conventional Rockies, Mid-Continent and DJ positions. With these asset sales, Crescent has successfully executed its non-core divestiture program announced alongside the Permian Acquisition announcement, reinforcing the Company's commitment to portfolio focus, simplification and long-term value creation.

2026 Outlook
Crescent's 2026 plan reflects its continued focus on maximizing free cash flow, maintaining capital discipline and allocating capital to the highest-return opportunities across the portfolio. The Company expects to operate a flexible 6-7 rig program, including a 1-2 rig program in the Permian as it implements its operational playbook and right-sizes capital and operational intensity on the newly acquired assets. The outlook incorporates contributions from the recently announced minerals acquisitions, following the successful closings in the first quarter of 2026.

2026 Guidance
Total Production (MBoe/d)	320 - 335
% Oil (%)	40% - 42%
% Gas (%)	36% - 39%
Realized Prices (Oil % of WTI / Gas % of HHUB)	Mid ~90% / 55% - 65%
Development Capital ($ MM)(2)	$1,325 - $1,425
Corporate Capital ($ MM)	~$30
Adj. Operating Expense Ex. Prod. & Other Taxes ($/Boe)(1)(3)(4)	$11.50 - $12.50
Production Taxes (% of Commodity Revenue)	6.0% - 7.0%
Adj. Recurring Cash G&A Incl. Manager Comp ($/Boe)(1)	$1.15 - $1.25
Non-Recurring Transaction G&A ($ MM)	~$25
Cash Taxes (% of Adj. EBITDAX(1)(3))	-

Note: Based on current commodity environment as of 2/19/26. All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Shareholder Return
Crescent's long-standing return of capital strategy includes a fixed dividend and a share repurchase program and reflects the Company's "all-of-the-above" capital return framework. For the fourth quarter of 2025, the Company's Board of Directors (the "Board") approved a cash dividend of $0.12 per share. The fourth quarter dividend is payable on March 25, 2026, to shareholders of record as of the close of business on March 11, 2026. Any payment of future dividends is subject to Board approval and other factors.

During 2025, Crescent opportunistically repurchased approximately $33 million of its Common Stock under its previously authorized $150 million share repurchase program (the "Share Repurchase Program"), with approximately $86 million of availability remaining at year-end. In February 2026, our Board extended the repurchase program indefinitely and increased the authorization to $400 million. The expanded authorization enhances the Company's flexibility to allocate capital opportunistically during periods of market dislocation and reflects management's confidence in the strength and durability of Crescent's cash flow profile.

Repurchases of shares of the Company's Common Stock under the Share Repurchase Program may be made by the Company from time to time in the open market, in a privately negotiated transaction, through purchases made in accordance with Rule 10b5-1 of the Exchange Act or by such other means as will comply with applicable state and federal securities laws. The timing of any such repurchases will depend on market conditions, contractual limitations and other considerations. The program may be extended, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

Conference Call Information
Crescent plans to host a conference call to discuss its fourth quarter of 2025 financial and operating results at 10 a.m. CT on Thursday, February 26, 2026. Complete details are below. A webcast replay will be available on the website following the call.

Date: Thursday, February 26, 2026
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: www.crescentenergyco.com

About Crescent Energy Company
Crescent is a differentiated energy company committed to delivering value through a disciplined, returns-driven growth through acquisition strategy and consistent return of capital. Our long-life, balanced portfolio combines significant cash flow from stable production with a deep, high-quality development inventory. Our activities are focused in the Eagle Ford, Permian and Uinta Basins, and we own minerals and royalty interests across premier U.S. oil and natural gas basins, primarily operated by large, well-capitalized companies, with a core focus in the Eagle Ford. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events or developments that Crescent or Vital Energy expects, believes or anticipates will or may occur in the future are forward-looking statements, including financial guidance and outlook for 2026. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, statements regarding our ability to integrate operations or realize any anticipated operational or corporate synergies and other benefits of our acquisitions, including the acquisition of Vital Energy, Inc. (the "Permian Acquisition"); the risk that the Permian Acquisition may not be accretive, and may be dilutive, to Crescent’s earnings per share, which may negatively affect the market price of Crescent common stock; our ability to identify and select opportunities for additional acquisitions, dispositions and other strategic transactions; federal and state regulations and laws, including the One Big Beautiful Bill Act (the "OBBBA"), the Inflation Reduction Act of 2022 and any impact thereon by the OBBBA, taxes, tariffs and international trade, safety and the protection of the environment; general economic conditions, including the impact of inflation, elevated interest rates and associated changes in monetary policy;the impact of central bank policy actions and disruptions in the banking industry and capital markets; political and economic conditions and events in the U.S. and in foreign oil, natural gas and NGL producing countries, including embargoes, political and regulatory changes implemented by the Trump Administration, continued hostilities in the Middle East, including the Israel-Hamas conflict, and conflict with Iran, and other sustained military campaigns, the armed conflict in Ukraine and associated economic sanctions on Russia, conditions in South America, including most recently in Venezuela, Central America and China and acts of terrorism or sabotage; our ability to predict and manage the effects of actions of Organization of Petroleum Exporting Countries ("OPEC") and agreements to set and maintain production levels, including as a result of recent production cuts by OPEC, which may be exacerbated by the continued hostilities in the Middle East, including with Iran, and recent developments in Venezuela; and the severity and duration of public health crises and any resultant impact on governmental actions, commodity prices, supply and demand considerations, and storage capacity. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise its respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation
In April 2025, we announced that our corporate structure had been simplified through the elimination of the Company’s Up-C structure (the “Corporate Simplification”) through the exercise by the holders of all remaining shares of Class B common stock of the Company of their redemption rights with respect to all of their economic, non-voting units of Crescent Energy OpCo LLC (“OpCo,” and such units, the “OpCo Units”). Prior to the Corporate Simplification, the compensation KKR Energy Assets Manager LLC (the “Manager”) is entitled to receive from the Company pursuant to a certain management agreement between the Company and the Manager (the Manager Compensation") was reduced proportionally by the percentage of OpCo Units held as redeemable noncontrolling interests, with such amount distributed concurrently to the holders of such redeemable noncontrolling interests. This cash distribution to the holders of redeemable noncontrolling interests did not represent additional Manager Compensation; rather, it represented an ordinary cash distribution to the holders of redeemable noncontrolling interests. In certain instances in our financial statements and other disclosures, we clarify the underlying event that requires us to make such distributions.

In our calculation of Adjusted EBITDAX and Levered Free Cash Flow for both (i) historical periods and (ii) periods for which we provide guidance, we reflected Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo.

Crescent Operational Summary

	Year ended	Three months ended
	December 31, 2025	December 31, 2025	September 30, 2025	December 31, 2024
Average daily net sales volumes:
Oil (MBbls/d)	104	106	103	98
Natural gas (MMcf/d)	649	668	631	671
NGLs (MBbls/d)	48	51	45	45
Total (MBoe/d)	260	268	253	255
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$62.21	$57.01	$63.07	$67.51
Natural gas ($/Mcf)	2.84	2.97	2.49	2.27
NGLs ($/Bbl)	22.47	19.66	22.53	23.08
Total ($/Boe)	36.17	33.63	35.87	35.99
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$64.45	$61.59	$64.93	$67.54
Natural gas ($/Mcf)	2.83	3.06	2.56	2.39
NGLs ($/Bbl)	22.42	19.81	22.57	22.91
Total ($/Boe)(5)	37.03	35.68	36.81	36.30
Expense (per Boe)
Operating expense	$16.71	$16.52	$16.65	$15.08
Depreciation, depletion and amortization	12.28	11.71	12.84	13.18
General and administrative expense	4.97	8.78	3.20	3.70
Non-GAAP and other expense (per Boe)
Adjusted operating expense, excluding production and other taxes(1)(4)	$12.90	$13.10	$12.83	$11.37
Production and other taxes	2.31	1.97	2.39	2.38
Adjusted Recurring Cash G&A(1)	1.37	1.53	1.33	1.28

Crescent Consolidated Income Statement

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share data)	2025	2024	2025	2024
Revenues:
Oil	$554,291	$608,472	$2,372,726	$2,130,418
Natural gas	182,637	139,850	673,540	349,858
Natural gas liquids	92,324	95,878	390,629	316,981
Midstream and other	35,796	31,089	142,887	133,662
Total revenues	865,048	875,289	3,579,782	2,930,919
Expenses:
Lease and Asset operating expense	208,220	167,334	767,814	632,042
Workover expense	16,051	15,082	74,537	60,312
Gathering, processing and transportation	104,131	88,106	408,920	312,931
Production and other taxes	48,500	55,875	219,416	162,634
Depreciation, depletion and amortization	288,823	309,036	1,166,902	949,480
Impairment of oil and natural gas properties	132,392	161,542	254,551	161,542
Exploration expense	9,913	1,833	16,795	16,591
Midstream and other operating expense	30,307	27,308	116,945	110,136
General and administrative expense	216,503	86,687	472,160	336,219
(Gain) loss on sale of assets	(136,406)	(9,993)	(147,537)	(29,430)
Total expenses	918,434	902,810	3,350,503	2,712,457
Income (loss) from operations	(53,386)	(27,521)	229,279	218,462
Other income (expense):
Interest expense	(77,404)	(69,378)	(298,432)	(216,263)
Loss from extinguishment of debt	—	—	(29,248)	(59,095)
Other income (expense)	(5,458)	(645)	(5,018)	1,760
Income (loss) from equity affiliates	493	607	2,188	729
Gain (loss) on derivatives	139,642	(109,759)	302,901	(114,348)
Total other income (expense)	57,273	(179,175)	(27,609)	(387,217)
Income (loss) before taxes	3,887	(206,696)	201,670	(168,755)
Income tax benefit (expense)	5,134	36,750	(34,504)	31,072
Net income (loss)	9,021	(169,946)	167,166	(137,683)
Less: net (income) loss attributable to noncontrolling interests	(17,684)	2,131	(20,210)	1,215
Less: net (income) loss attributable to redeemable noncontrolling interests	—	49,775	(14,050)	21,863
Net income (loss) attributable to Crescent	$(8,663)	$(118,040)	$132,906	$(114,605)
Net income (loss) per share:
Class A common stock – basic	$(0.03)	$(0.70)	$0.55	$(0.88)
Class A common stock – diluted	$(0.03)	$(0.70)	$0.54	$(0.88)
Class B common stock – basic and diluted	$—	$—	$—	$—
Weighted average shares outstanding:
Class A common stock – basic	268,170	169,333	242,060	130,715
Class A common stock – diluted	268,170	169,333	245,058	130,715
Class B common stock – basic and diluted	—	65,948	16,609	70,519

Crescent Consolidated Balance Sheet
	December 31, 2025	December 31, 2024
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$10,157	$132,818
Restricted cash	725,702	5,490
Accounts receivable, net	738,333	535,416
Accounts receivable – affiliates	4,501	6,856
Derivative assets – current	322,784	53,273
Prepaid expenses	46,309	42,595
Other current assets	13,271	11,640
Total current assets	1,861,057	788,088
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	13,264,097	11,471,299
Unproved	413,444	374,306
Oil and natural gas properties at cost, successful efforts method	13,677,541	11,845,605
Field and other property and equipment, at cost	157,031	226,871
Total property, plant and equipment	13,834,572	12,072,476
Less: accumulated depreciation, depletion, amortization and impairment	(3,558,601)	(3,927,422)
Property, plant and equipment, net	10,275,971	8,145,054
Derivative assets – noncurrent	2,829	6,684
Investments in equity affiliates	8,146	13,810
Deferred tax asset	143,706	—
Other assets	151,498	207,013
TOTAL ASSETS	$12,443,207	$9,160,649

Crescent Consolidated Balance Sheet
	December 31, 2025	December 31, 2024
	(in thousands, except share data)

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,121,678	$740,452
Accounts payable – affiliates	46,279	18,334
Derivative liabilities – current	—	2,698
Financing lease obligations – current	4,860	3,625
Other current liabilities	86,603	62,254
Total current liabilities	1,259,420	827,363
Long-term debt	5,524,128	3,049,255
Derivative liabilities – noncurrent	13,421	37,732
Asset retirement obligations	383,057	448,945
Deferred tax liability	11,671	370,329
Financing lease obligations – noncurrent	3,228	3,526
Other liabilities	82,847	55,539
Total liabilities	7,277,772	4,792,689
Commitments and contingencies (Note 9)
Redeemable noncontrolling interests	—	1,228,329
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 334,979,293 and 189,505,209 shares issued, 327,900,272 and 187,070,725 shares outstanding as of December 31, 2025 and 2024, respectively	33	19
Class B common stock, $0.0001 par value; 500,000,000 shares authorized, 0 and 65,948,124 shares issued and outstanding as of December 31, 2025 and 2024, respectively	—	7
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of December 31, 2025 and 2024	—	—
Treasury stock, at cost; 7,079,021 and 2,434,484 shares of Class A common stock as of December 31, 2025 and 2024, respectively	(71,054)	(32,430)
Additional paid-in capital	5,228,928	3,227,450
Retained earnings (accumulated deficit)	—	(64,751)
Noncontrolling interests	7,528	9,336
Total equity	5,165,435	3,139,631
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$12,443,207	$9,160,649

Crescent Consolidated Cash Flow Statement

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:	(in thousands)
Net income (loss)	$167,166	$(137,683)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	1,166,902	949,480
Impairment expense	254,551	161,542
Deferred tax expense (benefit)	35,656	(35,854)
(Gain) loss on derivatives	(302,901)	114,348
Net cash (paid) received on settlement of derivatives	81,607	(35,854)
Non-cash equity-based compensation expense	245,468	185,613
Amortization of debt issuance costs, premium and discount	14,517	13,377
Loss from debt extinguishment	29,248	59,095
(Gain) loss on sale of oil and natural gas properties	(147,537)	(29,430)
Settlement of acquired derivative contracts	83,142	60,787
Other	(29,228)	(32,640)
Changes in operating assets and liabilities:
Accounts receivable	69,340	111,405
Accounts receivable – affiliates	2,355	(4,748)
Prepaid and other current assets	12,536	3,223
Accounts payable and accrued liabilities	(31,962)	(128,016)
Accounts payable – affiliates	32,470	(25,144)
Other	(3,174)	(6,415)
Net cash provided by operating activities	1,680,156	1,223,086
Cash flows from investing activities:
Development of oil and natural gas properties	(951,035)	(685,684)
Acquisitions of oil and natural gas properties, net of cash acquired	(818,873)	(558,600)
Proceeds from the sale of oil and natural gas properties	847,143	54,771
Purchases of restricted investment securities – HTM	(23,355)	(7,114)
Maturities of restricted investment securities – HTM	23,432	7,200
Other	—	(8,872)
Net cash used in investing activities	(922,688)	(1,198,299)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes, after premium, discount and underwriting fees	591,750	2,074,625
Repurchase of Senior Notes, including extinguishment costs	(522,360)	(714,817)
Revolving Credit Facility borrowings	4,579,500	3,168,300
Revolving Credit Facility repayments	(3,810,660)	(3,191,800)
Payment of debt issuance costs	(9,712)	(28,019)
Settlement of acquired deferred acquisition consideration	—	(75,000)
Proceeds from the Equity Issuances after underwriting fees	—	330,573
Payment of costs related to the Equity Issuances	—	(1,296)
Redeemable noncontrolling interest distributions	—	(293)
Repayments of debt acquired in July 2024 Eagle Ford Acquisition, including extinguishment costs	—	(1,177,138)
Repayments of debt acquired in Permian Acquisition	(890,000)	—
Dividend to Class A common stock	(115,121)	(65,075)
Cash distributions to redeemable noncontrolling interests initiated by Class A common stock dividend	(7,560)	(32,013)
Cash distributions to redeemable noncontrolling interests initiated by Manager Compensation	(8,767)	(22,237)
Cash distributions to redeemable noncontrolling interests initiated by income taxes	(1,108)	(458)
Repurchase of redeemable noncontrolling interests related to 2024 Equity Transactions	—	(22,701)
Repurchase of redeemable noncontrolling interests	—	(9,916)
Noncontrolling interest distributions	(8,432)	(10,111)
Noncontrolling interest contributions	—	4,280
Cash paid for treasury stock acquired for equity-based compensation tax withholding	(5,153)	(7,536)
Repurchases of Class A common stock	(33,470)	(7,845)
Other and member contributions	(3,973)	(4,131)
Net cash provided by (used in) financing activities	(245,066)	207,392
Net change in cash, cash equivalents and restricted cash	512,402	232,179
Cash, cash equivalents and restricted cash, beginning of period	240,908	8,729
Cash, cash equivalents and restricted cash, end of period	$753,310	$240,908

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP"). These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Adjusted Net Income, Adjusted Recurring Cash G&A, Adjusted Dividends Paid and Net LTM Leverage. These supplemental non-GAAP performance measures are used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Adjusted EBITDAX and Levered Free Cash Flow
We define Adjusted EBITDAX as net income (loss) before interest expense, loss from extinguishment of debt, income tax expense (benefit), depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment expense, equity-based compensation, (gain) loss on sale of assets, other (income) expense and transaction and nonrecurring expenses. Additionally, we further subtract certain redeemable noncontrolling interest distributions made by OpCo and settlement of acquired derivative contracts. We included certain redeemable noncontrolling interest distributions made by OpCo to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo.

Adjusted EBITDAX is not a measure of performance as determined by GAAP. We believe Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of our operating performance when compared against our peers, without regard to our financing methods, corporate form or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, our revolving credit facility (the "Revolving Credit Facility") and our outstanding senior notes (collectively, the "Senior Notes") include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

We define Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding non-cash amortization of deferred financing costs, discounts and premiums, loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts and premiums, current income tax benefit (expense), tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions.

Levered Free Cash Flow is not a measure of liquidity as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP liquidity measure that is used by our management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Levered Free Cash Flow is a useful liquidity measure because it allows for an effective evaluation of our operating and financial performance and the ability of our operations to generate cash flow that is available to reduce leverage or distribute to our equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, Net cash flow provided by operating activities as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual liquidity, operating performance or investing activities. Our computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss) and Levered Free Cash Flow (non-GAAP) to Net cash provided by operating activities, the most directly comparable financial measure, respectively, calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income (loss)	$9,021	$(169,945)	$167,166	$(137,683)
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	77,403	69,378	298,432	216,263
Loss from extinguishment of debt	—	—	29,248	59,095
Income tax expense (benefit)	(5,134)	(36,750)	34,504	(31,072)
Depreciation, depletion and amortization	288,823	309,036	1,166,902	949,480
Exploration expense	9,913	1,833	16,795	16,591
Non-cash (gain) loss on derivatives	(89,073)	116,916	(221,294)	78,494
Impairment expense	132,392	161,542	254,551	161,542
Non-cash equity-based compensation expense	102,187	54,433	245,468	193,481
Gain on sale of assets	(136,406)	(9,993)	(147,537)	(29,430)
Other (income) expense	5,458	645	5,018	(1,760)
Certain RNCI Distributions made by OpCo	—	(4,525)	(4,242)	(19,963)
Transaction and nonrecurring expenses(6)	107,589	7,711	137,433	82,484
Settlement of acquired derivative contracts(7)	33,562	34,496	83,142	60,787
Adjusted EBITDAX (non-GAAP)	$535,735	$534,777	$2,065,586	$1,598,309
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash amortization of deferred financing costs, discounts and premiums	(74,047)	(65,782)	(283,915)	(202,886)
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(22,360)	(14,817)
Current income tax benefit (expense)	3,958	11,125	1,152	(4,782)
Tax-related RNCI Distributions made by OpCo	(243)	(118)	(1,108)	(458)
Development of oil and natural gas properties	(226,201)	(220,580)	(903,232)	(745,198)
Levered Free Cash Flow (non-GAAP)	$239,202	$259,422	$856,123	$630,168

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net cash provided by operating activities	$371,016	$384,434	$1,680,156	$1,223,086
Changes in operating assets and liabilities	(29,308)	84,416	(81,565)	49,695
Certain RNCI Distributions made by OpCo	—	(4,525)	(4,242)	(19,963)
Tax-related RNCI Distributions made by OpCo	(243)	(118)	(1,108)	(458)
Transaction and nonrecurring expenses(6)	107,589	7,711	137,433	82,484
Loss from extinguishment of debt, excluding non-cash write-off of deferred financing costs, discounts, and premiums	—	—	(22,360)	(14,817)
Exploration expense	9,913	1,833	16,795	16,591
Other adjustments and operating activities	6,436	6,251	34,246	38,748
Development of oil and natural gas properties	(226,201)	(220,580)	(903,232)	(745,198)
Levered Free Cash Flow (non-GAAP)	$239,202	$259,422	$856,123	$630,168

Adjusted Net Income
Crescent defines Adjusted Net Income as net income (loss), adjusted for certain items. Management believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income (loss).

The following table presents a reconciliation of Adjusted Net Income (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Net income (loss)	$9,021	$(169,946)	$167,166	$(137,683)
Unrealized (gain) loss on derivatives	(89,073)	116,916	(221,294)	78,494
Non-cash equity-based compensation expense	102,187	53,717	245,468	185,613
(Gain) loss on sale of assets	(136,406)	(9,993)	(147,537)	(29,430)
Certain RNCI Distributions made by OpCo	—	(4,525)	(4,242)	(19,963)
Tax-related RNCI Contributions (Distributions) made by OpCo	(243)	(118)	(1,108)	(458)
Transaction and nonrecurring expenses	107,589	7,711	137,433	82,484
Settlement of acquired derivative contracts	33,562	34,496	83,142	60,787
Impairment expense	132,392	161,542	254,551	161,542
Loss from extinguishment of debt	—	—	29,248	59,095
GAAP Income Tax Expense	(5,134)	(36,750)	34,504	(31,070)
Provision for Income Taxes on Adjusted Net Income(8)	(23,300)	(30,274)	(107,396)	(71,620)
Adjusted Net Income (non-GAAP)	$130,594	$122,776	$469,935	$337,791
Adjusted EPS	$0.49	$0.52	$1.80	$1.68

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing the Revolving Credit Facility. Management believes Net LTM Leverage is a useful measurement because it takes into account the impact of acquisitions. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, net of unamortized discount, premium and issuance costs, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

December 31, 2025
Historical
(in millions)
Total debt(9)	$5,524
Less: cash and cash equivalents(10)	(724)
Net Debt	$4,800

LTM Adjusted EBITDAX for Leverage Ratio	3,224

Net LTM Leverage	1.5x

Non-GAAP Measures Related to Up-C Structure
Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as general and administrative expense, excluding equity-based compensation and transaction and nonrecurring expenses, and including cash distributions initiated by Manager Compensation. We included "Certain RNCI distributions made by OpCo" to reflect Manager Compensation as if 100% of OpCo were owned and managed by the Company, to reflect consistent earnings and liquidity measures not impacted by the amount of OpCo's ownership under management. Management believes Adjusted Recurring Cash G&A is a useful performance measure because it excludes transaction and nonrecurring expenses and equity-based compensation and includes Manager Compensation as if 100% of OpCo were owned and managed by the Company to reflect consistent measures not impacted by the amount of OpCo's ownership under management, facilitating the ability for investors to compare Crescent's cash G&A expense against peer companies. After giving effect to the Corporate Simplification, the Company owns 100% of outstanding OpCo Units and no longer makes distributions to the holders of redeemable noncontrolling interests in OpCo. As discussed elsewhere, these adjustments are made to Adjusted EBITDAX and Levered Free Cash Flow for historical periods and periods for which we present guidance.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
General and administrative expense	$216,503	$86,687	$472,160	$336,219
Less: Non-cash equity-based compensation expense	(102,187)	(54,433)	(245,468)	(193,481)
Less: transaction and nonrecurring expenses (G&A)(11)	(76,593)	(6,667)	(100,325)	(69,881)
Plus: Certain RNCI Distributions made by OpCo	—	4,525	4,242	19,963
Adjusted Recurring Cash G&A	$37,723	$30,112	$130,609	$92,820

Adjusted Dividends Paid
Crescent defines Adjusted Dividends Paid as Dividend to Class A Common Stock plus Cash RNCI Distributions initiated by Class A common stock dividend. Management believes Adjusted Dividends Paid is a useful performance measure because it reflects the full amount of cash distributed for dividends that is otherwise classified as distributions to redeemable noncontrolling interests, facilitating the ability for investors to compare Crescent’s dividends paid against peer companies.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
	(in thousands)
Dividend to Class A common stock	$30,556	$19,482	$115,121	$65,075
Plus: Cash RNCI Distributions initiated by Class A common stock dividend	—	7,914	7,560	32,013
Adjusted Dividends Paid	$30,556	$27,396	$122,681	$97,088

(1)Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” above for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.
(2)Development Capital excludes leasing activity (acquisitions).
(3)Crescent does not provide reconciliation of this measure because the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in or excluded from the GAAP financial measure without reasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
(4)Adjusted operating expense excluding production and other taxes includes lease and asset operating expense, workover expense, gathering, processing and transportation and midstream and other revenue net of expense.
(5)The realized price presented above does not include $33.6 million and $34.5 million received from the settlement of acquired oil, gas and natural gas liquids (NGL) derivative contracts for the three months ended December 31, 2025, and December 31, 2024, respectively. Total average realized prices, after effects of derivatives settlements, would have been $37.05 and $37.77/Boe for the three months ended December 31, 2025, and December 31, 2024, respectively.
(6)Transaction and nonrecurring expenses of $107.6 million and $137.4 million for the three months and year ended December 31, 2025, respectively, were primarily related to the Permian Acquisition and the January 2025 Eagle Ford Acquisition transition costs, divestiture and restructuring costs, and legal settlement costs. Transaction and nonrecurring expenses of $7.7 million and $82.5 million for the three months and year ended December 31, 2024, respectively, were primarily related to the July 2024 Eagle Ford Acquisition, capital markets transactions and integration expenses.
(7)Represents the settlement of certain oil, gas and NGL commodity derivative contracts acquired in connection with the July 2024 Eagle Ford Acquisition and the Permian Acquisition.

(8)Income taxes on Adjusted Net Income (non-GAAP) represent the amount of income tax expense we would have incurred after giving effect to the items impacting Adjusted Net Income. This tax provision is presented as a separate line item in the calculation of Adjusted Net Income to align the tax expense with the period’s adjusted earnings measure.
(9)Includes $48.5 million of unamortized discount, premium and issuance costs.
(10)Includes approximately $713.7 million of divestiture proceeds included in Restricted Cash. Subsequent to the balance sheet date, such restrictions were released, and these proceeds were used to repay amounts outstanding under our Revolving Credit Facility.
(11)Transaction and nonrecurring expenses (G&A) of $76.6 million and $100.3 million for the three months and year ended December 31, 2025, respectively, were primarily related to the Permian Acquisition, January 2025 Eagle Ford Acquisition costs, transaction costs related to our divestitures, the July 2024 Eagle Ford Acquisition and legal settlement costs. Transaction and nonrecurring expenses of $6.7 million and $69.9 million for the three months and year ended December 31, 2024, respectively, were primarily related to July 2024 Eagle Ford Acquisition Merger costs, capital markets transactions and integration expenses.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.